Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
December 11, 2024	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

ServiceTitan, Inc.

800 N. Brand Blvd., Suite 100

Glendale, California 91203

Re: Registration Statement on Form S-8

To the addressee set forth above:

We have acted as counsel to ServiceTitan, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of (i) up to 34,025,098 shares of Class A common stock, $0.001 par value per share (the “Class A Shares”), and (ii) up to 9,060,608 shares of Class B common stock of the Company, $0.001 par value per share (together with the Class A Shares, the “Shares”), which may be issued pursuant to the Company’s 2007 Stock Plan (the “2007 Plan”), the Company’s 2015 Stock Plan (the “2015 Plan”), the Company’s 2024 Incentive Award Plan (the “2024 Plan”), and the Company’s 2024 Employee Stock Purchase Plan (the “ESPP”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration of not less than par value in the circumstances contemplated by the 2007 Plan, the 2015 Plan, the 2024 Plan, and the ESPP, assuming in each case that the

December 11, 2024

individual issuances, grants or awards under the 2007 Plan, the 2015 Plan, the 2024 Plan, and the ESPP are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2007 Plan, the 2015 Plan, the 2024 Plan, and the ESPP, as applicable (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP